Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us under the headings “Experts” and “Independent Registered Public Accounting Firm” in the Registration Statement on Form N-14 of the Goldman Sachs Long Short Credit Strategies Fund. We also consent to the incorporation by reference, into such N-14 Registration Statement of our report, dated May 22, 2013, relating to the financial statements and financial highlights which appear in the March 31, 2013 Annual Report to Shareholders of Goldman Sachs Credit Strategies Fund, which are also incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

October 28, 2013